EX-99.B-77D

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant's charter, by-laws or prospectus.

IVY FUNDS

Supplement dated November 10, 2010 to the
Ivy Funds Prospectus dated July 31, 2010,
and as supplemented October 7, 2010

The following replaces the text under the heading "Objective" for Ivy Core Equity Fund on page 7 of the Ivy Funds prospectus:

Objective

To provide capital growth.

The following replaces the first sentence of the first paragraph of the "Ivy Core Equity Fund –– Principal Investment Strategies" section on page 8 of the Ivy Funds prospectus:

Ivy Core Equity Fund seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets in equity securities, primarily in common stocks of large cap companies with dominant market positions in their industries

The following replaces the first and second paragraphs of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Core Equity Fund" section on page 139 of the Ivy Funds prospectus:

The Fund seeks to achieve its objective of capital growth by investing, during normal market conditions, in common stocks of large, high-quality U.S. and foreign companies that IICO believes are globally dominant, have sustainable competitive advantages accompanied by financial strength and earnings stability, and have dominant positions in their industries. There is no guarantee, however, that the Fund will achieve its objective.

IICO utilizes both a top-down (assess the market environment) and a bottom-up (research individual issuers) analysis in its securities selection process. It attempts to select securities with growth possibilities by looking at many factors that may include a company's: projected long-term earnings power compared to market expectations over a multi-year horizon, competitive position in the global economy, history of improving sales and profits, management strength, leadership position in its industry, stock price value, and dividend payment history.

The following replaces the last sentence of the sixth paragraph of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Core Equity Fund" section on page 139 of the Ivy Funds prospectus:

However, by taking a temporary defensive position, the Fund may not achieve its investment objective.

IVY FUNDS

Supplement dated November 19, 2010 to the
Ivy Funds Prospectus dated July 30, 2010
and as supplemented October 7, 2010 and November 10, 2010

The following replaces the fifth paragraph of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Municipal High Income Fund" section on page 151 of the Ivy Funds prospectus:

During normal market conditions, the Fund invests:

  substantially in bonds with remaining maturities of 10 to 30 years at least 80% of its net assets in municipal bonds
  at least 65% of its total assets in medium and lower-quality municipal bonds, that include bonds rated BBB through D by S&P or comparably rated by another NRSRO or, if unrated, determined by IICO to be of comparable quality

The following replaces the seventh paragraph of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Municipal High Income Fund" section on page 151 of the Ivy Funds prospectus:

The Fund may invest in higher-quality municipal bonds, and may invest less than 65% of its total assets in medium- and lower-quality municipal bonds, at times when yield spreads are narrow and the higher yields do not justify the increased risk; and/or when, in the opinion of IICO, there is a lack of medium- and lower-quality securities in which to invest.

IVY FUNDS

Supplement dated November 19, 2010
to the Ivy Funds Statement of Additional Information dated July 30, 2010 and as supplemented October 7, 2010

The following replaces the sixth paragraph on page 42 of the "The Funds, Their Investments, Related Risks and Restrictions –– Investment Restrictions –– Non-Fundamental Investment Restrictions and Limitations –– Investment in debt securities" section of the Ivy Funds statement of additional information:

Under normal circumstances, at least 65% of Ivy Municipal High Income Fund's total assets will be invested in medium-and lower-quality municipal bonds, which are bonds rated BBB through D by S&P, or comparably rated by another NRSRO, or, if unrated, are determined by IICO to be of comparable quality. The Fund may invest in higher-quality municipal bonds, and have less than 65% of its total assets in medium- and lower-quality municipal bonds, at times when yield spreads are narrow and the higher yields do not justify the increased risk and/or when, in IICO's opinion, there is a lack of medium- and lower-quality issues in which to invest.